Exhibit 99.1

GAP INC. REPORTS OCTOBER AND THIRD QUARTER SALES RESULTS

Guides to Third Quarter Earnings per Share Range of $0.78 to $0.79

SAN FRANCISCO - November 6, 2014 - Gap Inc. (NYSE: GPS) today reported that net sales for the four-week period ended November 1, 2014 were $1.26 billion compared with net sales of $1.29 billion for the four-week period ended November 2, 2013. For the third quarter of fiscal year 2014, Gap Inc.’s net sales were $3.97 billion compared with $3.98 billion for the third quarter last year.

“While we were disappointed in our October sales results, particularly at Gap, we look forward to presenting our improved product collections for the holiday season across all our brands," said Glenn Murphy, chairman and chief executive officer, Gap Inc.

October Comparable Sales Results
Gap Inc.’s comparable sales for October 2014 were down 3 percent versus a 4 percent increase last year. Comparable sales by global brand for October 2014 were as follows:

•	Gap Global: negative 7 percent versus positive 5 percent last year

•	Banana Republic Global: negative 2 percent versus positive 1 percent last year

•	Old Navy Global: flat versus positive 2 percent last year

Third Quarter Comparable Sales Results
Gap Inc.’s comparable sales for the third quarter of fiscal year 2014 were down 2 percent versus a 1 percent increase last year. Comparable sales by global brand for the third quarter of fiscal year 2014 were as follows:

•	Gap Global: negative 5 percent versus positive 1 percent last year

•	Banana Republic Global: flat versus negative 1 percent last year

•	Old Navy Global: positive 1 percent versus flat last year

Third Quarter Guidance
For the third quarter of fiscal year 2014, the company expects diluted earnings per share to be in the range of $0.78 to $0.79 compared to diluted earnings per share of $0.72 for the third quarter of fiscal year 2013.

The company noted that for the third quarter fiscal year 2014 it expects both gross margin rate and operating expenses to be better compared to guidance given with the company’s September 2014 sales announcement. In addition, the company’s expected diluted earnings per share range for the third quarter of fiscal year 2014 includes a non-recurring benefit of about $0.06 from a lower effective tax rate versus the third quarter of fiscal year 2013, primarily due to the recognition of certain foreign tax credits.

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on November 6, 2014 and available for replay until 1:00 p.m. Pacific Time on November 14, 2014.

Third Quarter Earnings
Gap Inc. will release its third quarter earnings results via press release on November 20, 2014 at 1:00 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s third quarter results during a live conference call and webcast on November 20, 2014 from approximately 2:00 p.m. to 2:45 p.m. Pacific Time. The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode:1609362). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

November Sales
The company will report November sales on December 4, 2014.

Forward-Looking Statements
This press release and related sales recording contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding:

•	improved holiday product collections;

•	diluted earnings per share for the third quarter of fiscal 2014;

•	gross margin rate and operating expenses for the third quarter of fiscal 2014; and

•	effective tax rate for the third quarter of fiscal 2014.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the highly competitive nature of our business in the United States and internationally;

•	the risk that we or our franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences; and

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of November 6, 2014. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2013 net sales were $16.1 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,200 company-operated stores, almost 400 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com